Exhibit 99.1

Primoris Services Corporation Announces First Quarter 2010 Financial Results

Q1 2010 Financial Highlights, May 10, 2010

•   Revenues increased 41.6% to $175.0 million from $123.6 million in Q1 2009

•   Gross margin rose to 14.0% of revenues from 11.7% of revenues in Q1 2009

•   Operating margin increased to 6.1% of revenues from 5.7% of revenues in Q1 2009

•   Net income of $6.7 million, or $0.15 per diluted share, compared to Q1 2009 net income of $5.6 million, or $0.17 per diluted share

•   $112.3 million in cash and short-term investments at March 31, 2010

LAKE FOREST, Calif., May 10, 2010 — Primoris Services Corporation (Nasdaq:PRIM) (Nasdaq:PRIMW) (“Primoris” or “Company”) today announced financial results for its first quarter ended March 31, 2010. Primoris’s results for the first quarter of 2010 include the results of James Construction Group (JCG), which was acquired on December 18, 2009, and Cravens Services, Inc., which was acquired on October 3, 2009.

Brian Pratt, Chairman, President and Chief Executive Officer of Primoris, commented, “Our results for the first quarter of 2010 reflect the benefits of our acquisitions and show the promise of our recently expanded service platform and geographic presence with the addition of JCG. As shown by the decrease in revenues for our legacy businesses, we are still feeling the impact of the economic issues that affected our markets and operating results in 2009; however, we are encouraged by what appears to have been a bottoming of the backlog for our legacy businesses in the fourth quarter of 2009 and by the current active bidding environment. We believe that our end markets will continue to show improvement in the second half of 2010 and will evolve into a more robust operating environment by year end and into 2011. We remain positioned to capitalize on the opportunities that an improving economic environment can present to experienced, well-capitalized, and well-managed companies.”

Q1 2010 Financial Results Overview

Consolidated revenues for the first quarter of 2010 increased by $51.4 million, or 41.6%, to $175.0 million from the first quarter of 2009, due primarily to a $96.0 million revenue contribution from JCG and, to a much lesser extent, Cravens Services. Excluding the impact of these acquired businesses, revenues declined by $44.6 million from the same quarter a year ago, reflecting reduced revenues across all business lines, especially in underground and industrial projects. This reduction in revenues was the result of a reduced level of new work acquired last year.

Gross profit for the first quarter of 2010 rose to $24.5 million, or 14.0% of revenues, from $14.5 million, or 11.7% of revenues, in the first quarter of 2009. This increase was primarily attributable to an $8.7 million profit contribution from the recent acquisitions, the successful close out of underground and industrial projects compared to the first quarter of 2009 and the recent conversion of a fixed-price contract to a reimbursable cost contract.

Segment Results

In prior periods, the Company reported two operating segments: “Construction Services” and “Engineering.” Following the acquisition of JCG, we made a change in our management structure, and effective January 1, 2010, the reportable operating segments are:

•   East Construction Services — incorporates JCG’s construction business, located primarily in the southeastern United States, as well as businesses along the Gulf Coast region, including Cardinal Contractors, Cardinal Mechanical, and Cravens.

•   West Construction Services — includes construction performed in the western United States, primarily in California and Nevada, by ARB, ARB Structures and Stellaris LLC.

•   Engineering — incorporates the results of Onquest, Inc. and Born Heaters Canada, ULC.

	For the three months ended March 31,
	2010		2009
		% of		% of
		Segment		Segment
Segment	Revenue	Revenue	Revenue	Revenue
	(Unaudited)
East Construction Services	$104,236	59.6%	$14,739	11.9%
West Construction Services	59,887	34.2%	90,044	72.9%

Engineering	10,859	6.2%	18,767	15.2%
Total	$174,982	100.0%	$123,550	100.0%

	For the three months ended March 31,
	2010		2009
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue
	(Unaudited)
East Construction Services	$9,621	9.2%	$1,710	11.6%
West Construction Services	$12,211	20.4%	$11,087	12.3%

Engineering	2,641	24.3%	1,709	9.1%
Total	$24,473	14.0%	$14,506	11.7%

East Construction Services: the $89.5 million increase in revenue was attributable to the 2009 additions of JCG and Cravens Services in the fourth quarter 2009. These acquisitions contributed $96.0 million in revenue, which was partially offset by a $6.5 million revenue decline primarily in water and wastewater projects. The $7.9 million gross profit increase was due primarily to JCG’s $8.6 million gross margin contribution compared to the first quarter of 2009.

West Construction Services: the $30.2 million decline in revenues for the first quarter 2010 from the same period last year was primarily attributable to lower project revenues across the Company’s major business lines due to the continuing general industry downturn. The $1.1 million gross profit increase for the first quarter of 2010 from the prior year’s quarter was due to the impact of smaller, higher margin jobs and the impact of converting a fixed-price contract to a cost reimbursable contract.

Engineering: revenues decreased by $7.9 million from the first quarter of 2009, primarily attributable to the completion of one large international project and several smaller projects which reduced revenues in the current quarter. The segment margin benefitted from the completion of the international project and from lower allocation of overhead expenses due to the lower activity level in the segment.

Selling, general and administrative expenses of $13.8 million for the first quarter of 2010 increased $6.3 million, or 85.5%, from $7.4 million in the same period last year. This increase was primarily attributable to the addition of the acquired businesses in the fourth quarter of 2009, as well as lower activity and overhead absorption in the Engineering segment, and increased audit and consulting fees.

Operating income for the 2010 first quarter increased to $10.7 million, or 6.1% of total revenues, from $7.1 million, or 5.7% of total revenues, for the same period last year.

Net other expense for the first quarter of 2010 was $0.1 million compared to net other income of $2.1 million for the first quarter of 2009, due to lower income from non-consolidated entities and higher interest expense in the first quarter of 2010. Interest expense for the first quarter of 2010 increased to $1.3 million from $0.5 million in the first quarter of 2009 primarily due to the interest expense associated with subordinated debt incurred in the JCG acquisition of $0.7 million.

Income from continuing operations before provision for income taxes for the first quarter of 2010 was $10.7 million, or 6.1% of revenues, as compared to $9.2 million, or 7.5% of revenues, in the first quarter of 2009.

The provision for income taxes for the first quarter of 2010 increased to $4.0 million, for an effective tax rate of 37.1%, from $3.6 million, for an effective tax rate of 39.0%, in the prior year quarter.

Net income for the first quarter of 2010 rose to $6.7 million, or $0.15 per diluted share, from net income of $5.6 million, or $0.17 per diluted share, in the same period in 2009. Fully diluted shares outstanding for the first quarter of 2010 increased by 40.2% to 45.5 million from 32.5 million in last year’s first quarter, due to the impact of 8.2 million shares issued for the JCG acquisition, 2.5 million shares issued as a final earn-out portion of the Rhapsody and Primoris merger, the conversion in the quarter of 0.6 million warrants and the dilutive impact of the remaining 4.0 million warrants.

Other Financial Information

Primoris’s balance sheet at March 31, 2010 reported cash and cash equivalents of $83.3 million, short-term investments of $29.0 million, working capital of $57.3 million, total debt and capital leases secured by equipment of $42.2 million, subordinated acquisition debt of $51.0 million and stockholders’ equity of $153.5 million. Additionally, the balance sheet included a $9.6 million liability representing the estimated fair value for earn-out payments relating to the 2009 acquisitions.

Backlog

Total backlog at March 31, 2010 was $824.4 million, an increase of $29.0 million from $795.4 million at December 31, 2009. The March 31, 2010 amount includes $514.6 million added by the acquisitions of JCG and Cravens Services. Primoris expects that approximately $492.2 million, or 59.7% of the total backlog at March 31, 2010, will be recognized as revenue during 2010.

Backlog should not be considered a comprehensive indicator of future revenues, as a significant portion of Primoris’ revenues are derived from projects that are not part of a backlog calculation.

Conference Call

Brian Pratt, Chairman, President and Chief Executive Officer, and Peter J. Moerbeek, Executive Vice President, Chief Financial Officer, will host a conference call today, May 10, 2010 at 11:30 am Eastern Time / 8:30 am Pacific Time to discuss the results. Interested parties may participate in the call by dialing (866) 255-7436 (Domestic) or (706) 634-4739 (International). The conference call will also be broadcast live via the Investor Relations section of Primoris’s website at www.primoriscorp.com. Once at the Investor Relations section, please click on “Events & Presentations.” If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

About Primoris

Primoris, through various subsidiaries, is one of the largest specialty contractors and infrastructure companies in the United States. Serving diverse end markets, Primoris provides a wide range of construction, fabrication, maintenance and replacement services, as well as engineering services to major public utilities, petrochemical companies, energy companies, municipalities and other customers. With the recent acquisition of James Construction Group, Primoris has a significant presence in the Gulf States region where it provides heavy civil construction services. Primoris is also a leading water and wastewater contractor in the state of Florida, and a specialist in designing and constructing complex commercial and industrial concrete structures in California. For additional information on Primoris, please visit www.primoriscorp.com.

Forward-Looking Statements

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. Forward-looking statements inherently involve risks and uncertainties, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of our Annual Report on Form 10-K for the year ended December 31, 2009 and other filings with the Securities and Exchange Commission, including the Company’s Form 10-Q to be filed on May 10, 2010. Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March	March
	31,	31,
	2010	2009

Revenues	$174,982	$123,550

Cost of revenues	150,509	109,044
Gross profit	24,473	14,506
Selling, general and administrative expenses	13,755	7,416
Operating income	10,718	7,090
Other income (expense):
Income from non-consolidated entities	968	2,167
Foreign exchange gain	92	229
Interest income	180	259
Interest expense	(1,307)	(526)

Income from continuing operations, before provision for income taxes	10,651	9,219

Provision for income taxes	(3,953)	(3,599)
Income from continuing operations	6,698	5,620
Income on discontinued operations, net of income taxes	—	20

Net income	$6,698	$5,640

Earnings per share:

Basic:
Income from continuing operations	$0.20	$0.19
Income on discontinued operations	$—	$—

Net income	$0.20	$0.19

Diluted:
Income from continuing operations	$0.15	$0.17
Income on discontinued operations	$—	$—

Net income	$0.15	$0.17

Weighted average common shares outstanding:

Basic	33,202	30,116

Diluted	45,544	32,477

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In Thousands)

		December
	March 31,	31,
	2010	2009
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$83,289	$90,004
Short-term investments	29,000	30,058
Restricted cash	6,931	6,845
Accounts receivable, net	117,610	108,492
Costs and estimated earnings in excess of billings	16,187	11,378
Inventory	24,683	22,275
Deferred tax assets	5,630	5,630
Prepaid expenses and other current assets	10,029	5,501
Current assets from discontinued operations	—	5,304
Total current assets	293,359	285,487
Property and equipment, net	90,653	92,568
Investment in non-consolidated entities	2,174	5,599
Intangible assets, net	31,314	32,695
Goodwill	59,678	59,678

Total assets	$477,178	$476,027

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$65,888	$62,568
Billings in excess of costs and estimated earnings	113,397	114,035
Accrued expenses and other current liabilities	35,716	34,992
Distributions and dividends payable	1,102	2,987
Current portion of capital leases	3,859	4,220
Current portion of long-term debt	6,568	6,482
Current portion of subordinated debt	9,165	10,397
Current liabilities of discontinued operations	333	6,511
Total current liabilities	236,028	242,192
Long-term debt, net of current portion	24,694	26,368
Long-term capital leases, net of current portion	7,130	7,734
Long-term subordinated debt, net of current portion	41,863	43,853
Deferred tax liabilities	2,643	2,643
Other long-term liabilities	11,350	9,278

Total liabilities	323,708	332,068

Commitments and contingencies
Stockholders’ equity
Common stock	3	3
Additional paid-in capital	104,738	100,644
Retained earnings	48,577	42,982
Accumulated other comprehensive income	152	330
Total stockholders’ equity	153,470	143,959
Total liabilities and stockholders’ equity	$477,178	$476,027

SOURCE: Primoris Services Corporation

CONTACT:  Primoris Services Corporation

Peter J. Moerbeek, Executive Vice President,

Chief Financial Officer

(949) 454-7121

pmoerbeek@primoriscorp.com

The Equity Group Inc.

Devin Sullivan, Senior Vice President

(212) 836-9608

dsullivan@equityny.com

Gerrard Lobo, Senior Account Executive

(212) 836-9610

globo@equityny.com